Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No 333-160262, No. 333-181018, No. 333-188164, and No. 333-231605) on Form S-8 and (No. 333-230819 and No. 333-249269) on Form S-3 of Evans Bancorp, Inc. of our report dated March 19, 2021 relating to the financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Livingston, New Jersey

March 19, 2021